Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Announces Results for the

Fiscal Fourth Quarter and Full Year Ended April 30, 2017

PENNINGTON, N.J., July 14, 2017 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (Nasdaq:OPTT) today announced financial results for its fiscal 2017 fourth quarter and the full fiscal year 2017 ended April 30, 2017.

George H. Kirby, President and Chief Executive Officer of OPT, stated, "Fiscal 2017 marked a year of substantial progress in our commercialization efforts. We continue to see large interest in our PB3 PowerBuoy through communications with key decision-makers and end-users. During the fourth quarter, we accomplished some key milestones. We announced the relocation of our corporate headquarters and manufacturing center that will occur during the latter part of calendar year 2017 to our new location in Monroe, New Jersey, which is more than double the size of our current facility in Pennington, New Jersey and which significantly expands our manufacturing capacity. The move will allow us to dramatically expand our manufacturing capabilities to support the increasing interest in our PB3 . We also shipped a PB3 to Japan to fulfill the requirements of our previously announced lease with Mitsui Engineering and Shipbuilding (MES) and then later successfully deployed the buoy off of the coast of Kozushima Island. The unit continues to meet all of its performance requirements, and our accelerated life testing program continues to increase our confidence level in the readiness of our design. We have continued to advance our PB15 product design, and have undertaken initial steps of product life cycle management of our PB3 to define and implement cost removal initiatives. We continue to aggressively pursue our markets and business opportunities by hiring market experts and business development personnel."

Mr. Kirby further stated, "After the close of the fourth quarter, OPT attended one of the largest global offshore oil and gas events in the world, the Offshore Technology Conference (OTC), which took place in Houston, TX, in early May. This was a tremendous business development and marketing opportunity for us, where we exhibited our second commercial PB3 unit to potential customers and end-users. Also in early May, we closed on a public offering of 6,192,750 shares of common stock, which generated net proceeds of approximately $7.2 million.”

Results for the Fourth Fiscal Quarter Ended April 30, 2017

For the three months ended April 30, 2017, OPT reported revenue of $250,000 as compared to revenue of $100,000 for the three months ended April 30, 2016. The increase in revenues versus the prior year was due to higher revenue from our contracts with MES and the Department of Defense Office of Naval Research (ONR) in the current year, as compared to the revenue in the prior year from our WavePort contract with the European Union (EU) for our project in Spain and the billable work under our prior contracts with the Department of Energy (DOE).

The net loss for the three months ended April 30, 2017 was $2.6 million as compared to a net loss of $4.0 million for the three months ended April 30, 2016. The decrease in net loss is attributable to lower product development and legal costs compared to prior year period and the decline in the fair value of the warrants liability in the current year. These were partially offset by slightly higher selling, general, and administrative expenses in the current year compared to the prior year period.

Results for the Year Ended April 30, 2017

For fiscal year 2017, OPT reported revenue of $843,000 as compared to revenue of $705,000 for fiscal year 2016. The increase in revenues as compared to the prior year period was due to higher revenue from our contracts with MES and ONR in the current year as compared to the revenue in the prior year from our WavePort contract with the EU for our project in Spain and the billable work under our prior contracts with DOE during fiscal year 2016.

The net loss for fiscal year 2017 was $9.5 million, as compared to a net loss of $13.1 million for fiscal year 2016. The decrease in the Company's net loss is due to lower selling, general, and administrative expenses, product development expense, the decline in the fair market value of the warrants liability, and lower income tax benefit in the current year as compared to the prior year.

Balance Sheet and Available Cash

As of April 30, 2017, total cash, cash equivalents and marketable securities were $8.4 million, up from $6.8 million on April 30, 2016. Restricted cash was $488,000 as of April 30, 2017 and $300,000 as of April 30, 2016. Net cash used in operating activities was $10.0 million for fiscal year 2017, compared with $10.9 million for fiscal year 2016.

Conclusion

Mr. Kirby concluded, "We continue to be excited by our commercial progress and the strong positive market feedback we have been receiving about the need for persistent offshore power and communications.  We are continuing to discuss new opportunities with potential customers as part of our business development and commercialization efforts. We are encouraged by the opportunities in our target markets, which we believe can derive significant benefits from our PB3 PowerBuoy power and real-time communications solutions."

Conference Call Details

The Company will host a conference call to review financial and operating results. The call will be held on Monday July 17, 2017 at 3:30 p.m. eastern time. Please call 844-473-0979 and enter pass code 51649776. A telephonic replay will be available from 6:30 p.m. eastern time the day of the teleconference until July 24, 2017. To listen to the archived call, dial 855-859-2056 and enter pass code 51649776, or access via the Company website at www.oceanpowertechnologies.com, where a transcript will be posted once available.

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions.  Our PB3 PowerBuoy uses ocean waves to provide clean, reliable and persistent electric power and real-time communications for remote offshore applications in markets such as oil and gas, defense, security, ocean observing, and communications.

To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:

Matthew T. Shafer

Chief Financial Officer of OPT

Phone: 609-730-0400

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone: 516-662-9461

FINANCIAL TABLES FOLLOW

Additional information may be found in the Company's Annual Report on Form 10-K that has been filed with the U.S. Securities and Exchange Commission ("SEC"). The Form 10-K may be accessed at www.sec.gov or at the Company's website in the Investor Relations section.

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	April 30, 2017	April 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$8,421	$6,730
Marketable securities	25	75
Restricted cash- short-term	334	300
Accounts Receivable	48	-
Unbilled receivables	296	37
Litigation receivable	-	2,500
Other current assets	622	117
Total current assets	9,746	9,759
Property and equipment, net	170	273
Restricted cash- long-term	154	-
Other noncurrent assets	3	319
Total assets	$10,073	$10,351
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$586	$373
Accrued expenses	3,059	2,675
Litigation payable	-	3,000
Unearned revenue	-	39
Warrant liabilities	323	-
Current portion of long-term debt and capital lease obligations	35	81
Deferred credits payable current	600	-
Total current liabilities	4,603	6,168
Long-term debt and capital lease obligations	23	55
Deferred credits payable non-current	-	600
Total liabilities	4,626	6,823
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	-	-
Common stock, $0.001 par value; authorized 50,000,000 shares, issued 6,313,996 and 2,352,100 shares, respectively	6	2
Treasury stock, at cost; 48,065 and 6,894 shares, respectively	(263)	(138)
Additional paid-in capital	193,234	181,670
Accumulated deficit	(187,370)	(177,884)
Accumulated other comprehensive loss	(160)	(122)
Total stockholders' equity	5,447	3,528
Total liabilities and stockholders’ equity	$10,073	$10,351

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended April 30,		Twelve months ended April 30,
	2017	2016	2017	2016

Revenues	$250	$100	$843	$705
Cost of revenues	324	63	938	668
Gross profit (loss)	(74)	37	(95)	37

Operating expenses:
Product development costs	1,134	1,638	5,029	7,051
Selling, general and administrative costs	1,704	1,328	6,563	6,747
Litigation settlement	-	1,097	-	1,097
Total operating expenses	2,838	4,063	11,592	14,895
Operating loss	(2,912)	(4,026)	(11,687)	(14,858)

Change in fair value of warrant liabilities	330	-	1,491	-
Interest income, net	2	(2)	28	8
Other income	-	1	-	241
Foreign exchange gain (loss)	5	46	(16)	(149)
Loss before income taxes	(2,575)	(3,981)	(10,184)	(14,758)
Income tax benefit	-	-	698	1,674
Net loss	$(2,575)	$(3,981)	$(9,486)	$(13,084)

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended April 30,
	2017	2016

Cash flows from operating activities:
Net loss	$(9,486)	$(13,084)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss	16	149
Depreciation and amortization	140	112
Loss on disposal of property, plant and equipment	-	2
Compensation expense related to stock option grants and restricted stock	1,232	336
Change in fair value of warrant liabilities	(1,491)	-
Common Stock issuance in settlement of lawsuit	-	597
Changes in operating assets and liabilities:
Accounts receivable	(48)	103
Unbilled receivable	(258)	44
Other assets	(212)	75
Accounts payable	213	22
Accrued expenses	395	175
Litigation payable	(500)	500
Unearned revenues	(39)	39
Net cash used in operating activities	(10,038)	(10,930)
Cash flows from investing activities:
Maturities of marketable securities	50	-
Restricted cash	(189)	139
Purchases of equipment	(37)	(24)
Net cash (used in) provided by investing activities	(176)	115
Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	-	289
Proceeds from issuance of common stock and related warrants, net of costs	12,150	-
Payment of capital lease obligations	(28)	(63)
Payment of debt	(50)	-
Acquisition of treasury stock	(125)	(6)
Net cash provided by financing activities	11,947	220
Effect of exchange rate changes on cash and cash equivalents	(42)	(11)
Net increase (decrease) in cash and cash equivalents	1,691	(10,606)
Cash and cash equivalents, beginning of period	6,730	17,336
Cash and cash equivalents, end of period	$8,421	$6,730